Exhibit 3.57

CERTIFICATE OF INCORPORATION

OF

NBTY DISTRIBUTION, INC.

UNDER SECTION 402 OF THE BUSINESS CORPORATION

LAW OF THE STATE OF NEW YORK

The undersigned incorporator, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, certifies:

1.                             The name of the Corporation is

NBTY DISTRIBUTION, INC.

2.                             The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body, without such approval or consent first being obtained.

3.                             The county within the State of New York in which the office of the corporation is to be located, is the County of Suffolk.

4.                             The aggregate number of shares which the Corporation shall have the authority to issue is Twenty Thousand (20,000), each of which shall be a common share of the par value of One Dollar ($1.00).

5.                             The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post-office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 90 Orville Drive, Bohemia, New York 11716, Attention: General Counsel.

6.                             Any action by vote required or permitted to be taken by the shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.                             No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, unless a judgment or other final adjudication adverse to the director establishes that (i) the acts or omissions of the director were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the acts of the director violated Section 719 of the New York Business Corporation Law.

IN WITNESS WHEREOF, I have signed this Certificate this 26th day of March, 2003.

/s/ John Patrick Paraschos
John Patrick Paraschos
Sole Incorporator